ADDENDUM TO AGREEMENT AND PLAN OF MERGER

        THIS ADDENDUM dated the 29TH day of October 1998, is entered into by and among FONIX CORPORATION, a Delaware corporation
("fonix"), Papyrus Acquisition Corporation, a Utah corporation
("PAC") and Papyrus Associates, Inc., a Massachusetts corporation
("PAI").

                              RECITALS:

        A. The parties entered into that certain Agreement and Plan of Merger on September 10, 1998 (the "Agreement"); and

        B. The parties have set October 29, 1998 as the Closing Date under the Agreement and desire to modify certain of the provisions of the Agreement to facilitate the Closing.

        NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties agree to modify the Agreement as follows:

        1. Delivery of Promissory Notes. Article II of the Agreement is hereby modified and amended to reflect the mutual agreement and understanding of the parties as to the payment of the "Cash Payment" referred to in the Agreement. As hereby amended and modified, PAC and fonix will satisfy the requirement of the Cash Payment by the delivery of promissory notes in the aggregate principal amount of $360,000 due the earlier of five business days following the closing of the next equity funding completed by fonix, but not later than February 28, 1999. Each stockholder of PAI will receive his pro rata share of such notes as indicated.

        2. Other Provisions. Except as necessary to conform the remaining terms and conditions of the Agreement to the change agreed upon in Paragraph 1, above, all other terms, conditions and provisions of the Agreement shall remain in full force and effect as originally adopted.

DATED the day and year first written above.

FONIX CORPORATION


By /s/ Thomas A. Murdock
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        Thomas A. Murdock, President

Papyrus Associates, Inc.


By /s/ William E. Kania
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        William E. Kania, President

Papyrus Acquisition Corporation


By  /s/ Thomas A. Murdock
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        Thomas A. Murdock, President